Exhibit 2.3

Amendment No. 2 to Membership Interest Purchase Agreement

Reference is made to that certain Membership Interest Purchase Agreement (as amended, the “Agreement”) dated as of December 17, 2017, by and among Boyd Gaming Corporation, Boyd TCIV, LLC, Penn National Gaming, Inc., and, solely following the execution of a joinder, Pinnacle Entertainment, Inc., and Pinnacle MLS, LLC, as amended by Amendment No. 1 dated as of January 29, 2018. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Agreement.

1. Amendments to Exhibit List. The Form of Purchaser Master Lease attached as Exhibit E to the Agreement shall be replaced in its entirety with the Form of Purchaser Master Lease attached as Schedule 1 hereto and Exhibit G shall be added to the Agreement attaching the Belterra Park Lease in the form attached as Schedule 2 hereto.

2. Amendment to Recitals. The fifth WHEREAS clause shall be replaced in its entirety with the following:

“WHEREAS, pursuant to a purchase and sale agreement, dated as of December 17, 2017, by and among Parent, Gold Merger Sub, LLC, Belterra Park (but solely upon execution and delivery of a joinder) and Seller (but solely upon execution and delivery of a joinder), as novated and amended pursuant to a Novation and Amendment Agreement dated October 15, 2018 by and among Parent, Gold Merger Sub, LLC, Boyd (Ohio) PropCo, LLC, a Delaware limited liability company and a wholly owned subsidiary of Purchaser (“Boyd PropCo”), Belterra Park (but solely upon execution and delivery of a joinder) and Seller (but solely upon execution and delivery of a joinder), Boyd PropCo will (a) acquire certain real property currently owned by Belterra Park immediately prior to and substantially concurrently with the Closing (“Belterra Park Purchase Agreement”) and (b) enter into the Belterra Park Lease substantially in the form of Exhibit G hereto (the “Belterra Park Lease”) concurrently with the closing of the transactions contemplated by the Belterra Park Purchase Agreement;”

3. Amendment to Recitals. The sixth WHEREAS clause is hereby amended by replacing the reference to “Lessor” with “Gold Merger Sub, LLC, a wholly owned Subsidiary of GLPI (“Lessor”)”.

4. Amendment to Recitals. The seventh WHEREAS clause is hereby amended by replacing the reference “(the “Lease Commitment Agreement”)” with “(as amended from time to time, the “Lease Commitment Agreement”)”.

5. Amendment to Section 4.04(c). Section 4.04(c) of the Agreement shall be replaced in its entirety with the following:

“(c) Purchaser Master Lease and Belterra Park Lease. To Parent, a duly executed copy of the Purchaser Master Lease and Belterra Park Lease.”

6. Amendment to Section 5.08. The parties hereto agree that all references to “Purchaser” in Section 5.08 of the Agreement shall be deemed to include Purchaser and Boyd PropCo.

7. Amendment to Section 6.05. The parties hereto agree that all references to “Purchaser” in Section 6.05 of the Agreement shall be deemed to include Purchaser and Boyd PropCo.

8. Amendment to Section 7.18. The parties hereto agree that all references to “Purchaser” in Section 7.18 of the Agreement shall be deemed to include Purchaser and Boyd PropCo.

9. Amendments to Section 8.01(a). Section 8.01(a) of the Agreement shall be replaced in its entirety with the following:

“(a) Boyd is a corporation and each of Purchaser and Boyd PropCo is a limited liability company and each of Boyd, Purchaser and Boyd PropCo is (i) duly incorporated, validly existing and in good standing under the Laws of the State of Nevada (in the case of Boyd) or (ii) duly formed, validly existing and in good standing under the Laws of the State of Nevada (in the case of Purchaser) and the State of Delaware (in the case of Boyd PropCo), and each of Boyd, Purchaser and Boyd PropCo has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.”

10. Amendments to Section 8.02(a). Section 8.02(a) of the Agreement shall be replaced in its entirety with the following:

“(a) Each of Boyd and Purchaser has all requisite power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and to consummate the Transaction and perform its obligations hereunder and thereunder, including the Membership Interest Sale. Boyd PropCo has all requisite power and authority to enter into each of the Belterra Park Purchase Agreement and Belterra Lease and to perform its obligations thereunder. The execution and delivery of this Agreement by each of Boyd and Purchaser and each Ancillary Agreement (including, for the purposes of this sentence of Section 8.02(a), the Belterra Park Purchase Agreement and Belterra Lease) to which each of Boyd, Purchaser and Boyd PropCo is a party and the consummation by Boyd and Purchaser of the Transaction has been duly and validly authorized by each of the boards of directors (or equivalent corporate body) of Boyd, Purchaser and Boyd PropCo, respectively and no other corporate proceedings on the part of Boyd, Purchaser or Boyd PropCo, respectively, or vote of Boyd’s securityholders, are necessary to authorize the consummation of the Transaction. This Agreement has been, and each Ancillary Agreement (including, for the purposes of this sentence of Section 8.02(a), the Belterra Park Purchase Agreement and Belterra Lease) will be at or prior to the Closing, duly executed and delivered by Boyd, Purchaser and Boyd PropCo, as applicable, and, assuming the due authorization, execution and delivery by the other parties, this Agreement constitutes, and each Ancillary Agreement when so executed and delivered will constitute, the valid and binding obligations of Boyd, Purchaser and Boyd

PropCo, as applicable, enforceable against Boyd, Purchaser and Boyd PropCo in accordance with their respective terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.”

11. Amendment to Section 8.09. The parties hereto agree that all references to “Purchaser” in Section 8.09 of the Agreement shall be deemed to include Purchaser and Boyd PropCo.

12. Amendment to Section 9.19(b). Section 9.19(b) of the Agreement shall be replaced in its entirety with the following:

“(b) Purchaser Master Lease and Belterra Park Lease. Purchaser shall execute and deliver, at or prior to the Closing, the Purchaser Master Lease in the form agreed to by the parties thereto pursuant to the terms of the Lease Commitment Agreement and Purchaser shall cause Boyd Propco, at or prior to the Closing, to (x) consummate the transactions contemplated by the Belterra Park Purchase Agreement in accordance with the terms thereof and (y) execute and deliver the Belterra Park Lease; provided, however, that the actions contemplated by (x) and (y) shall be deemed to be satisfied in the event that Belterra Park is an Excluded Company.”

13. Amendment to Section 10.01. Section 10.01 of the Agreement shall be amended by adding the following:

“(e) Belterra Park. The transactions contemplated by the Belterra Park Purchase Agreement shall have been consummated and the Belterra Park Lease shall have been executed and shall be in full force and effect; provided, however, this condition shall deemed to be satisfied for all purposes of this Agreement in the event that Belterra Park is an Excluded Company.”

14. No Other Modification. The undersigned parties acknowledge and agree that the Agreement is being amended only as stated herein, and no other amendments, express or implied, are, or have been intended to be, made by the undersigned, and, except as expressly provided herein, the Agreement shall remain in full force and effect in accordance with its terms and conditions.

15. Miscellaneous. The provisions of Article XIII of the Agreement are incorporated herein by reference and shall apply to this letter agreement as if set forth in full herein.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

BOYD GAMING CORPORATION, a Nevada corporation		PENN NATIONAL GAMING, INC., a Pennsylvania corporation

By:	/s/ Brian A. Larson	By:	/s/ Carl Sottosanti
Name:	Brian A. Larson	Name:	Carl Sottosanti
Its:	Executive Vice President	Its:	Executive Vice President, General Counsel and Secretary

BOYD TCIV, LLC, a Nevada limited liability company

By Boyd Gaming Corporation, a Nevada corporation, its Managing Member

By:	/s/ Brian A. Larson
Name:	Brian A. Larson
Its:	Executive Vice President

ACKNOWLEDGED AND CONSENTED TO PURSUANT TO THE MERGER AGREEMENT:

PINNACLE ENTERTAINMENT, INC. a Delaware corporation

By:	/s/ Elliot D. Hoops
Name:	Elliot D. Hoops
Its:	Vice President and Legal Counsel

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